Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated June 22, 2007, in the Registration Statement of Form S-8 pertaining to the 2007 Stock Incentive Plan of Daktronics, Inc. with respect to the consolidated financial statements and schedules of Daktronics, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2007, Daktronics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Daktronics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 16, 2007